 Exhibit 99.1

News Release	JBT Corporation 70 W. Madison Chicago, IL 60602

For Release: Immediate

Investors:	Debarshi Sengupta	+1 312. 861.6933
Media:	Jeff Miller	+1 312. 861.6461

JBT Corporation Reports Second Quarter 2013 Results

Highlights (Continuing Operations):

o	Revenue of $227 million, up 6 percent from the prior year

o	Diluted earnings per share from continuing operations of $0.30, up 11 percent

o	Backlog of $352 million, up 14 percent, driven by strong FoodTech backlog of $195 million, up 26 percent

o	Record low level of debt, net of cash, of $84 million

o	Full year 2013 diluted earnings per share guidance updated to $1.32 - $1.40

CHICAGO, August 6, 2013—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported second quarter 2013 results.

Second quarter revenue of $226.9 million increased 6 percent year over year. This increase was driven by higher equipment sales in JBT FoodTech and higher recurring revenue across both segments. Gross profit margin and operating income margin were essentially flat relative to the prior year as continued margin expansion in JBT FoodTech was offset by lower margin in JBT AeroTech. Second quarter diluted earnings per share from continuing operations was $0.30, an increase of 11 percent over the prior year period. Debt, net of cash, was $83.6 million at quarter end, an improvement of $2.9 million from the first quarter of 2013. Second quarter backlog of $352 million was up 14 percent from the prior-year level. Excluding two contracts with the U.S. Air Force totaling $17.5 million that were cancelled in 2012, as discussed in the Company’s third quarter 2012 earnings call, backlog increased 21 percent.

“Our second quarter earnings came in ahead of our expectations. The sales and margin increases in FoodTech were particularly strong. In addition, healthy order activity and improved margins in the segment are setting up FoodTech for record performance this year,” said Charlie Cannon, Chairman and Chief Executive Officer. “As expected, we saw a significant pickup in AeroTech orders in the quarter. However, customer driven delays on a couple of anticipated large project wins for passenger boarding bridges have caused projected revenue to slip into 2014, adversely impacting earnings expectations for 2013 relative to prior guidance. As a result, we are updating full year 2013 diluted earnings per share from continuing operations guidance to be in the range of $1.32 to $1.40,” concluded Cannon.

JBT FoodTech

JBT FoodTech second quarter revenue of $152.3 million increased 11 percent from the same period in 2012. The increase was driven by higher equipment sales and recurring revenue in fruit and juice processing, as well as in freezing and protein processing in North America. Contributing to the revenue increase was a shift in delivery schedule from the first quarter of an in-container sterilization equipment order. Segment operating profit margin expanded approximately 280 basis points year over year to 13 percent. The margin expansion was predominantly a result of continued margin improvement initiatives, including higher margins on freezers manufactured in North America, and favorable product mix resulting from sales of higher margin protein processing equipment. Second quarter backlog of $195.1 million was up 26 percent year over year resulting from strong demand for in-container sterilization, fruit and juice processing, and freezing equipment.

JBT AeroTech

JBT AeroTech second quarter revenue of $76 million declined 2 percent from the same period in 2012. Strong equipment sales and aftermarket volume in ground support, particularly for deicers and cargo loaders, was more than offset by lower sales of passenger boarding bridges, military loaders and automated systems in the quarter. Adjusting for the gain recorded from the transfer of automated systems contracts and services to Swisslog in the second quarter of 2012, segment operating profit margin contracted approximately 300 basis points. This decrease was largely attributable to unfavorable product mix and low margins on certain orders in ground support equipment. Second quarter inbound orders of $103.8 million increased 28 percent year over year, and 44 percent sequentially, driven by large orders for ground support equipment, gate equipment and automated systems, as reported in recent press releases. Segment backlog of $157.2 million increased 16 percent relative to the prior year, after adjusting second quarter 2012 backlog for the previously disclosed cancellation of two U.S. Air Force contracts.

Corporate Items

Corporate items in the second quarter were $10.4 million, an increase of $1.0 million from the prior year period. The unfavorable comparison was driven by higher compliance costs, incentive based compensation and pension expenses. In the quarter, we recognized a $1.2 million net loss for mark-to-market impact on foreign currency positions. For the full year, the Company expects corporate items, excluding net interest expense and any future mark-to-market impacts, to range between $28 and $30 million.

Cash generated by operating activities during the second quarter was $12.6 million, driving debt, net of cash, to a record low of $83.6 million. Capital expenditures for the quarter totaled $5.8 million, essentially flat relative to the prior year period. For the full year, capital expenditures are projected to be about $33 million as planned spending on the replacement of the Company’s Lakeland, Florida manufacturing facility will pick up in the second half of 2013. Income tax expense reflected a full-year estimated effective income tax rate of 34 percent.

2013 Outlook

Approximately 90 percent of FoodTech backlog and 75 percent of AeroTech backlog is expected to convert to revenue this year, with a concentration in the fourth quarter for both segments. Consequently, the Company forecasts its third quarter diluted earnings per share from continuing operations to be slightly above the prior year, followed by very strong performance in the fourth quarter.

FoodTech’s strong backlog position supports mid-to-high single digit percentage growth expectation for segment revenue in 2013. Full year 2013 FoodTech operating income margin is expected to be roughly in line with the 11 percent margin achieved in the first half of the year. In AeroTech, as a result of customer driven project delays, low single digit percentage revenue growth is projected in 2013. While AeroTech operating income margin is expected to increase substantially in the second half of 2013 compared to the first half, full year 2013 margin is forecasted to be down approximately 50 basis points relative to full year 2012 adjusted operating income margin of 9 percent. As a result, the Company projects its 2013 diluted earnings per share from continuing operations to be in the range of $1.32 - $1.40. The Company will provide further market updates during its scheduled second quarter earnings conference call.

Second Quarter 2013 Earnings Conference Call

The Company will hold a conference call at 10:00 AM EDT on Wednesday, August 7, 2013 to discuss the second quarter 2013 results. The call can be accessed live by dialing (877) 235-3250 or (706) 643-5005 and using conference ID 18137755, or through the Investor Relations link on JBT Corporation’s website at http://ir.jbtcorporation.com. An online audio replay of the call will be available on the Company’s Investor Relations website beginning at approximately 1:30 PM EDT on August 7, 2013.

JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries. JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment. JBT Corporation employs approximately 3,200 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries. For more information, please visit www.jbtcorporation.com or www.jbtfoodtech.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company's ability to control. These risks and uncertainties are described under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, which may be accessed on the Company's website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FINANCIAL TABLES FOLLOW

JBT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenue	$226.9	$214.4	$412.6	$419.1
Cost of sales	167.8	160.4	303.2	314.7

Gross profit	59.1	54.0	109.4	104.4

Selling, general and administrative expense	40.5	37.7	81.4	76.7
Research and development expense	3.7	3.3	6.9	7.2
Other expense (income), net	0.1	(1.0)	(0.3)	(1.3)

Operating income	14.8	14.0	21.4	21.8

Net interest expense	(1.6)	(1.8)	(3.0)	(3.4)
Income from continuing operations before income taxes	13.2	12.2	18.4	18.4
Provision for income taxes	4.4	4.3	5.5	6.5
Income from continuing operations	8.8	7.9	12.9	11.9
Loss from discontinued operations, net of taxes	(0.2)	(0.2)	(0.2)	(0.3)
Net income	$8.6	$7.7	$12.7	$11.6

Basic earnings per share:
Income from continuing operations	$0.30	$0.27	$0.44	$0.41
Loss from discontinued operations	(0.01)	-	(0.01)	(0.01)
Net income	$0.29	$0.27	$0.43	$0.40

Diluted earnings per share:
Income from continuing operations	$0.30	$0.27	$0.44	$0.40
Loss from discontinued operations	(0.01)	(0.01)	(0.01)	-
Net income	$0.29	$0.26	$0.43	$0.40

Weighted average shares outstanding
Basic	29.2	29.1	29.2	29.1
Diluted	29.6	29.5	29.6	29.4

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue

JBT FoodTech	$152.3	$137.5	$257.1	$253.8
JBT AeroTech	76.0	77.7	153.9	163.5
Other revenue (1) and intercompany eliminations	(1.4)	(0.8)	1.6	1.8
Total revenue	$226.9	$214.4	$412.6	$419.1

Income before income taxes

Segment operating profit
JBT FoodTech	$19.9	$14.1	$27.6	$20.8
JBT AeroTech	3.7	7.5	8.1	12.8
Total segment operating profit	23.6	21.6	35.7	33.6

Corporate items
Corporate expense	(5.0)	(4.3)	(9.5)	(8.3)
Other expense, net (2)	(3.8)	(3.3)	(4.8)	(3.5)
Net interest expense	(1.6)	(1.8)	(3.0)	(3.4)
Total corporate items	(10.4)	(9.4)	(17.3)	(15.2)

Income from continuing operations before income taxes	$13.2	$12.2	$18.4	$18.4

(1) Other revenue comprises certain gains and losses related to foreign exchange exposure.

(2) Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, restructuring costs, foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations. Other expense, net includes a release of $0.3 million of restructuring reserves in 2012 related to JBT AeroTech.

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Inbound Orders

JBT FoodTech	$147.3	$162.9	$304.4	$309.8
JBT AeroTech	103.8	80.9	175.8	169.5
Other and intercompany eliminations	(1.4)	(0.8)	1.6	1.8

Total inbound orders	$249.7	$243.0	$481.8	$481.1

	June 30,
	2013	2012
Order Backlog

JBT FoodTech	$195.1	$154.5
JBT AeroTech	157.2	153.5

Total order backlog	$352.3	$308.0

JBT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30,	December 31,
	2013	2012
	(Unaudited)

Cash and cash equivalents	$21.0	$99.0
Trade receivables, net	147.0	188.4
Inventories	139.3	109.2
Other current assets	63.4	54.5
Total current assets	370.7	451.1

Property, plant and equipment, net	126.3	126.2
Other assets	94.0	100.7
Total assets	$591.0	$678.0

Short term debt and current portion of long-term debt	$4.1	$2.0
Accounts payable, trade and other	80.4	88.7
Advance payments and progress billings	92.4	74.3
Other current liabilities	79.5	85.8
Total current liabilities	256.4	250.8

Long-term debt, less current portion	100.5	189.1
Accrued pension and other postretirement benefits, less current portion	96.6	104.6
Other liabilities	28.9	27.9
Common stock, paid-in capital and retained earnings	195.6	186.6
Accumulated other comprehensive loss	(87.0)	(81.0)
Total stockholders' equity	108.6	105.6
Total liabilities and stockholders' equity	$591.0	$678.0

JBT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Six Months Ended June 30,
	2013	2012

Cash Flows From Operating Activities:
Income from continuing operations	$12.9	$11.9

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	12.5	11.8
Other	2.2	0.2

Changes in operating assets and liabilities:
Trade accounts receivable, net	39.3	44.7
Inventories	(33.4)	(2.8)
Accounts payable, trade and other	(6.8)	(12.0)
Advance payments and progress billings	19.1	9.6
Other - assets and liabilities	(15.3)	(15.4)

Cash provided by continuing operating activities	30.5	48.0

Cash required by discontinued operating activities	(0.7)	(0.3)

Cash Flows From Investing Activities:
Acquisitions	-	(5.0)
Capital expenditures	(14.1)	(11.1)
Other	1.2	0.7

Cash required by continuing investing activities	(12.9)	(15.4)

Cash Flows From Financing Activities:
Net (payments) proceeds on credit facilities	(85.7)	39.5
Dividends paid	(4.9)	(4.4)
Other	(2.3)	(1.6)

Cash (required) provided by financing activities	(92.9)	33.5

Effect of foreign exchange rate changes on cash and cash equivalents	(2.0)	(0.2)

(Decrease) increase in cash and cash equivalents	(78.0)	65.6

Cash and cash equivalents, beginning of period	99.0	9.0

Cash and cash equivalents, end of period	$21.0	$74.6